Exhibit 99.1

NiSource Announces Pricing for its Cash Tender Offer

MERRILLVILLE, Ind. - May 18, 2015 – NiSource Inc. (NYSE: NI) announced today the reference yield and total consideration for each series of notes subject to the previously announced cash tender offer (the “Tender Offer”) made by its finance subsidiary, NiSource Finance Corp. NiSource Finance is offering to purchase up to a combined aggregate principal amount of $750,000,000 of its 5.250% Notes due 2017, 6.400% Notes due 2018, 4.450% Notes due 2021, and 3.850% Notes due 2023 (the “Notes”).

The Tender Offer is being made pursuant to, and subject to the terms and conditions in, an Offer to Purchase, dated May 5, 2015 (the “Offer to Purchase”), which sets forth a description of the terms of the Tender Offer.

The reference yields for the Tender Offer were determined at 2:00 p.m., Eastern time, today. The consideration to be paid in the Tender Offer for each series of Notes is based on the applicable reference yield plus a fixed spread, as set forth in the table below. Holders who validly tender and do not validly withdraw Notes at or prior to the Early Tender Deadline (as defined below) that are accepted for purchase will receive the total consideration, which includes an early tender premium of $30.00 per $1,000 principal amount of Notes accepted for purchase (the “Early Tender Premium”). Holders whose Notes are accepted for purchase pursuant to the Tender Offer will also receive accrued and unpaid interest on their purchased Notes from the last interest payment date for such Notes to, but excluding, the applicable settlement date.

Title of Security	CUSIP Number	Aggregate Principal Amount Outstanding	Tender Cap	Acceptance Priority Level	Reference U.S. Treasury Security	Bloomberg Reference Page	Fixed Spread (basis points)	Reference Yield	Total Consideration(1)(2)

5.250% Notes due 2017	65473QAQ6	$450,000,000	$275,000,000	1	1.000% U.S. Treasury due September 15, 2017	FIT5	25 bps	0.742%	$1,097.50

6.400% Notes due 2018	65473QAS2	$800,000,000	$300,000,000	2	1.000% U.S. Treasury due March 15, 2018	FIT5	30 bps	0.910%	$1,143.55

4.450% Notes due 2021	65473QAY9	$250,000,000	N/A	3	1.375% U.S. Treasury due April 30, 2020	FIT1	90 bps	1.533%	$1,116.89

3.850% Notes due 2023	65473QBA0	$250,000,000	N/A	4	2.000% U.S. Treasury due February 15, 2025	FIT1	60 bps	2.235%	$1,068.05

(1)	Per $1,000 principal amount of Notes. Includes the Early Tender Premium.
(2)	In addition, holders will receive accrued and unpaid interest to the settlement date.

The Tender Offer will expire at 11:59 p.m., Eastern time, on June 2, 2015, unless extended (such date and time, as the same may be extended, the “Expiration Time”). Holders of Notes must have validly tendered and not validly withdrawn their Notes on or before 5:00 p.m., Eastern time, on May 18, 2015 (the “Early Tender Deadline”) to be eligible to receive the Early Tender Premium for their tendered Notes. After such time, the Notes may not be withdrawn except in certain limited circumstances where additional withdrawal rights are required by law. Assuming the Tender Offer is not extended and the conditions to the Tender Offer are satisfied or waived, NiSource expects that settlement for Notes validly tendered and not validly withdrawn on or before the Early Tender Deadline and accepted for purchase will be on May 19, 2015.

NiSource Finance’s obligation to accept for purchase, and to pay for, any Notes validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the Tender Offer is conditioned upon the satisfaction or waiver of the conditions described in the Offer to Purchase under the heading “Terms of the Tender Offer—Conditions to the Tender Offer.”

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation, or sale would be unlawful. The Tender Offer is being made solely pursuant to terms and conditions set forth in the Offer to Purchase. This press release is being issued pursuant to and in accordance with Rule 134 under the Securities Act of 1933, as amended.

Goldman, Sachs & Co. and Morgan Stanley & Co. LLC are serving as Dealer Managers for the Tender Offer. Questions regarding the Tender Offer may be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll free) or (212) 902-6941 (collect) or to Morgan Stanley & Co. LLC at (800) 624-1808 (toll free) or (212) 761-1057 (collect). Requests for the Offer to Purchase or the documents incorporated by reference therein may be directed to Global Bondholder Services Corporation, which is acting as Tender and Information Agent for the Tender Offer, at the following telephone numbers: banks and brokers, (212) 430-3774; all others toll free at (866) 470-4500.

About NiSource

NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. Those statements include statements regarding the intent, plans, belief or current expectation of NiSource and its management. Although NiSource believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that the forward-looking statements in this release are not guarantees of future performance and involve a number of risks and uncertainties and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among other things, weather, fluctuations in supply and demand for energy commodities, growth opportunities for NiSource’s businesses, increased competition in deregulated energy markets, the success of regulatory and commercial initiatives, dealings with third parties over whom NiSource has no control, actual operating experience of NiSource’s assets, the regulatory process, regulatory and legislative changes, the impact of potential new environmental laws or regulations, the results of material litigation, changes in pension funding requirements, changes in general economic, capital and commodity market conditions, counterparty credit risk, the timing to consummate the proposed separation of Columbia Pipeline Group (the “Proposed Separation”); the risk that a condition to the Proposed Separation is not satisfied; disruption to operations as a result of the Proposed Separation, the inability of one or more of NiSource’s businesses to operate independently following the completion of the Proposed Separation and the matters set forth in the “Risk Factors” section of NiSource’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, many of which are beyond NiSource’s control. In addition, the relative contributions to profitability by each segment, and the assumptions underlying the forward-looking statements relating thereto, may change over time. NiSource expressly disclaims a duty to update any of the forward looking statements contained in this release.